EXHIBIT 11


                         COMPUTATION OF EARNINGS PER SHARE

(Amounts in thousands except                      Years Ended
 per share amounts)
                                     June 15, 1996           June 17, 1995
PRIMARY
NET INCOME                             $ 89,437                 $76,397

WEIGHTED AVERAGE COMMON
  SHARES AND OTHER COMMON
  STOCK EQUIVALENTS:
       COMMON STOCK OUTSTANDING         471,722                 483,597
       STOCK OPTIONS                        269                       0
                                        471,991                 483,597

PRIMARY EARNINGS PER SHARE (*)         $  .1895                 $ .1580

FULLY DILUTED

NET INCOME                             $ 89,437                 $76,397
ELIMINATION OF INTEREST EXPENSE,
 NET OF RELATED TAX EFFECT,
 APPLICABLE TO 5% CONVERTIBLE
 SUBORDINATED DEBENTURES DUE 2003         1,614                   1,614
ADJUSTED INCOME APPLICABLE TO
 COMMON STOCK                          $ 91,051                 $78,011

WEIGHTED AVERAGE COMMON
  SHARES AND OTHER COMMON
  STOCK EQUIVALENTS:
        COMMON STOCK OUTSTANDING        471,722                 483,597
        STOCK OPTIONS                       561                      41
        SHARES ISSUABLE UPON
        CONVERSION OF 5% CONVERTIBLE
        SUBORDINATED DEBENTURES DUE
        2003 (AS OF DATE OF ISSUE
          JUNE 14, 1993)                 14,557                  14,557
                                        486,840                 498,195


FULLY DILUTED EARNINGS PER SHARE (*)   $  .1870                 $ .1566



(*) NOTE: Dilution is less than 3%. Therefore, common stock equivalents have been excluded from the total weighted average common shares.